UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 6, 2006
TERRA NITROGEN COMPANY, L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10877 (Commission File Number)	73-1389684 (IRS Employer Identification No.)
Terra Centre
600 Fourth Street, P.O. Box 6000
Sioux City, Iowa 51102-6000
(712) 277-1340
(Address of Principal Executive Offices, including Zip Code)
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER MATTERS.
     Section 3.03A of the New York Stock Exchange (“NYSE”) Listed Company Manual requires NYSE-listed companies to disclose either in their annual proxy statements or their annual report on Form 10-K (1) the name of the non-management director who is chosen to preside at all executive sessions of the non-management members of the board of directors, or alternatively, the procedure by which a presiding director is chosen for each session, and (2) a method for interested parties to communicate directly with the presiding director of non-management director meetings or with the non-management members of the board of directors as a group. Terra Nitrogen Company, L.P. (the “Company”) inadvertently omitted this information from its Annual Report on Form 10-K for the year ended December 31, 2004 and provides that information in this Current Report on Form 8-K.
     The Company schedules regular executive sessions in which non-management directors meet without management participation. The non-management directors choose one of the non-management directors to lead the discussion and preside at each such meeting.
     Interested parties wishing to communicate directly with the board, any committee, or the non-management members of the board of directors individually or as a group, may do so by contacting Dr. Dennis B. Longmire, Chairman of the Audit Committee, Terra Nitrogen GP Inc., 600 Fourth Street, Sioux City, Iowa 51101. Such communication can also be made by calling (712) 277-7341 or by e-mail at boardethics@terraindustries.com.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TERRA NITROGEN COMPANY, L.P.
By:	Terra Nitrogen GP Inc.
Its:	General Partner

/s/ Mark A. Kalafut
Mark A. Kalafut
Vice President, General Counsel and Corporate Secretary

Date: March 10, 2006